Exhibit 10.1

[ **** ] indicates confidential portions have been redacted and submitted separately pursuant to confidentiality request with the Commission

EXCLUSIVE LICENSE AGREEMENT

Between

Thomas Jefferson University

And

Spliceomix, Inc.

Effective as of February 1, 2003

Re: WON_ALB.002, entitled “Reagents and Processes For Targeting Mutant Epidermal Growth Factors”

In consideration of the mutual promises and covenants set forth below, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1                                 ACADEMIC RESEARCH PURPOSES: use of PATENT RIGHTS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

1.2                                 AFFILIATE: any entity which controls, is controlled by, or is under common control with a party by ownership or control of at least fifty percent (50%) of the voting stock or other means by which control over management of an entity can be made. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.3                                 FIELD:  All fields of use.

1.4                                 TJU:  Thomas Jefferson University, a nonprofit Pennsylvania educational corporation having offices at 1020 Locust Street, M34, Philadelphia, PA 19107.

1.5                                 LICENSED PROCESSES:  the processes covered by at least one VALID CLAIM included within the PATENT RIGHTS.

1.6                                 LICENSED PRODUCTS:  product(s) covered by at least one VALID CLAIM included within the PATENT RIGHTS or products made or services provided in accordance with or by means of LICENSED PROCESSES.

1.7                                 LICENSEE:  Spliceomix, Inc., a corporation organized under the laws of Delaware having its principal offices at 416 S. 10th St., Philadelphia, PA 19107.

1.8                                 NET RESEARCH AND DEVELOPMENT INCOME: RESEARCH AND DEVELOPMENT INCOME less LICENSEE’s actual direct cost for research, development and/or research development services provided.

1.9                                 NET SALES: the amount collected or received (whichever occurs first) from non-affiliated third parties for sales, leases, or other transfers (other than sublicenses) of LICENSED PRODUCTS, less:

[ **** ]

1.10                           NON-ROYALTY SUBLICENSE INCOME:  the amount paid to LICENSEE by a third party (other than an AFFILIATE of LICENSEE) for the granting of a sublicense under Section 3.1 hereinafter, including but not limited to (i) license fees, (ii) milestone payments, (iii) the fair market value in cash of any non-cash consideration of any kind for such sublicense, (iv) in the event that LICENSEE receives any payment for equity in connection with such sublicense that included a premium over the fair market value of such equity, the amount of such premium, and (v) NET RESEARCH AND DEVELOPMENT INCOME; provided that in the event that any such sublicensed intellectual property includes property that is not covered by a VALID CLAIM, the NON-ROYALTY SUBLICENSE INCOME shall be determined using the same formula as NET SALES of LICENSED PRODUCT containing OTHER ITEMS pursuant to Section 1.9, in which case the sublicensed property not covered by a VALID CLAIM shall be treated as the OTHER ITEMS.

1.11                           RESEARCH AND DEVELOPMENT INCOME:  the total financial consideration of any kind (excluding amounts taken into account for purposes of calculating NET SALES) received as a result of the utilization of LICENSED PRODUCTS or LICENSED PROCESSES by LICENSEE as a result of a contract with a third party.

1.12                           PATENT RIGHTS:  The applications and patents as listed in Appendix A of this Agreement, the allowed claims of such applications, the inventions described and claimed therein, and any divisions, continuations, or continuations-in-part of the applications and patents as listed in Appendix A, and specific claims of any continuations-in-part of such applications to the extent the specific claims are directed to subject matter described in the applications and patents listed in Appendix A in a manner sufficient to support such specific claims under 35 U.S.C., patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by TJU.

1.13                           TERRITORY:  Worldwide.

1.14                           VALID CLAIM:  either (a) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or appealed decision or (b) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling and that has been pending for less than five (5) years from its priority date.

1.15                           The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those statutes.

1.16                           The terms “sold” and “sell” include leases and other legal transfers and similar transactions involving consideration.

ARTICLE II
REPRESENTATIONS

2.1                                 TJU is owner by assignment from inventors of their entire right, title and interest in the PATENT RIGHTS, and in the inventions described and claimed therein as listed in Appendix A.

2.2                                 TJU has the authority to issue licenses under PATENT RIGHTS.

2.3                                 TJU is committed to the policy that ideas or creative works produced at TJU should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public used all in a manner consistent with the public interest.

2.4                                 LICENSEE is prepared and intends to diligently develop the invention and to bring products to market which are subject to this Agreement.

2.5                                 LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and TJU is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

ARTICLE III
GRANT OF RIGHTS

3.1                                 TJU hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the TERRITORY and in the FIELD an exclusive license under PATENT RIGHTS to research and develop, to make and have made, to use and have used, to sell and have sold the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of the PATENT RIGHTS. Such licenses shall include the right to grant sublicenses. In the event of sublicensing, LICENSEE shall within thirty (30) days provide TJU a copy of such sublicense agreement for review. In order to provide LICENSEE with commercial exclusivity for so long as the license under the PATENT RIGHTS remains exclusive, TJU agrees that it will not grant licenses under the PATENT RIGHTS to others except as required by TJU’s obligations in Section 3.2(a) or as permitted in Section 3.2(b).

3.2                                 The granting and exercise of this license is subject to the following conditions:

(a)                                  TJU’s “Patent Policy” dated October 2002, Public Law 96-517, Public Law 98-620 and TJU’s obligations under written agreements, existing as of the date hereof, with other sponsors of research in the laboratory of Dr. Albert Wong. Any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)                                 TM reserves the right to make and use, and grant to others non-exclusive licenses to make and use for ACADEMIC RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS.

(c)                                  LICENSEE shall use commercially reasonable diligent efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

(d)                                 At any time after five (5) years from the effective date of this Agreement, TJU may terminate or render this license non-exclusive if, in TJU’s reasonable judgment, the. Progress Reports furnished by LICENSEE substantially demonstrate that LICENSEE:

(i)                                     has not put the licensed subject matter into commercial use in a country or countries hereby licensed, directly or through a sublicense, and is not keeping the licensed subject matter reasonably available to the public; and

(ii)                                  is not engaged in research, development, manufacturing, marketing or sublicensing activity reasonably appropriate to achieving 3.2(f)(i).

(e)                                  TJU understands and acknowledges that LICENSEE will be spending considerable resources, both human and financial, on the development of the LICENSED PRODUCTS in an effort to obtain the necessary approvals of LICENSED PRODUCTS in the Territory. LICENSEE further acknowledges that it is TJU’s mission to make the LICENSED PRODUCTS available to the public.

(f)                                    In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee(s) use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except:  (i) the SUBLICENSEE may not further sublicense; and (ii) the rate of royalty on NET SALES paid by the SUBLICENSEE to the LICENSEE. Copies of the relevant provisions of all sublicense agreements shall be provided within thirty (30) days to TJU. TJU agrees to maintain any information contained in such provisions in confidence, except as otherwise required by law, however, TJU may include in its usual reports annual amounts of royalties paid.

(g)                                 A license in any other field of use in addition to the FIELD shall be the subject of a separate agreement and shall require LICENSEE’s submission of evidence, satisfactory to TJU, demonstrating LICENSEE’s willingness and ability to develop and commercialize in such other field of use the kinds of products or processes likely to be encompassed in such other fields. Prior to entering into negotiations with any third party for an exclusive license in any territory or field of use in addition to the TERRITORY and/or FIELD, TJU agrees to notify LICENSEE, and provides opportunity for LICENSEE to make license proposals.

(h)                                 To the extent that federal funds are used to support research leading to a patent or patent application in the PATENT RIGHTS, LICENSEE shall cause any LICENSED PRODUCT produced for sale by LICENSEE or SUBLICENSEES in the United States to be manufactured substantially in the United States during the period of exclusivity of this license in the United States.

3.3                                 All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by, this Agreement.

ARTICLE IV
ROYALTIES

4.1                                 (a)                                  LICENSEE shall pay to TJU a non-refundable license royalty fee in the sum of [ **** ]. [ **** ] is due to TJU upon execution of the Agreement and the remaining balance is due to TJU twelve months (12) months after the execution date of this Agreement.

(b)                                 As consideration for the rights granted hereunder, LICENSEE shall pay to TJU during the term of this Agreement a royalty in the form [ **** ]. LICENSEE shall issue to [ **** ]. For purposes of the foregoing sentence, grant funding, loans received from Ben Franklin Technology Partners and milestone and research and development payments received by LICENSEE shall be deemed to be paid in capital.

[ **** ]

4.2                                 (a)                                  LICENSEE shall pay to TILT during the term of this Agreement a royalty of [ **** ] by LICENSEE and sublicensees.

(b)                                 For each LICENSED PRODUCT sold by LICENSEE and sublicensees, LICENSEE and sublicensees may credit up to [ **** ] of royalties that LICENSEE is paying to third parties on LICENSEE’s and sublicensees’ NET SALES of that LICENSED PRODUCT, provided that the royalty paid to TJU shall not be reduced below [ **** ] of the NET SALES of that LICENSED PRODUCT for which such third party royalties are being paid.

(c)                                  In the event that a single LICENSED PRODUCT or LICENSED PROCESS is covered by TJU intellectual property in addition to PATENT RIGHTS, which is licensed to LICENSEE under other agreements as of the date of this Agreement, then the total royalty payment due TJU under all such agreements including this Agreement shall be [ **** ] of NET SALES of LICENSED PRODUCT. LICENSEE shall notify TJU of the identity of each license agreement that includes patent rights covering the product or process, and TM shall distribute the royalties evenly among such agreements.

(d)                                 In the case of sublicenses, LICENSEE shall pay to TJU a royalty [ **** ] SUBLICENSE INCOME.

If compensation for such a sublicense of PATENT RIGHTS is bundled with compensation received for the sublicensing of the other TJU patent rights licensed to LICENSEE under other agreements as of the date of this Agreement, LICENSEE shall pay Till only ten percent (10%) of the total compensation received no matter how many license agreements from TILT are involved. In such a case, LICENSEE shall notify TJU of the identity of each license agreement involved and TM shall distribute its ten percent (10%) of compensation equally among those license agreements, including this Agreement.

4.3                                 As consideration for the rights granted hereunder, LICENSEE shall pay to TJU dining the term of this Agreement the following [ **** ] within thirty (30) days of their occurrence (time of payment is of the essence):

For the first two licensed human therapeutic products:

(i)                                     [ **** ] upon the filing of a LICENSEE sponsored Phase III clinical trial, and

(ii)                                  [ **** ] upon the filing of a New Drug Application (“NDA”)

In the event that the first licensed therapeutic product were being commercially sold and royalties being received by LICENSEE at the time when the milestone payment(s) for the second licensed therapeutic product would otherwise be due (and such royalties equal or exceed [ **** ] annually), such milestone payment on the second licensed therapeutic product shall not be payable by LICENSEE.

4.4                                 Anything herein to the contrary, if the license pursuant to this Agreement is converted to a non-exclusive one and if other non-exclusive licenses in the same field and territory are granted, the above royalties shall not exceed the royalty rate to be paid by other licensees in the same field and territory during the term of the non-exclusive license and the milestone payments provided in Section 4.3 shall not be payable.

4.5                                 On sales between LICENSEE and its AFFILIATES or sublicensees for resale, the royalty shall be paid on the NET SALES of the AFFILIATE or sublicensee.

4.6                                 No later than March 31st of each calendar year after the effective date of this Agreement, LICENSEE shall pay to TJU the following non-refundable [ **** ]. Such payments may only be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) nor against royalties due for any subsequent calendar year nor for any other payments made pursuant to this license.

March 31, 2004	$	[ **** ]
March 31, 2005	$	[ **** ]
March 31, 2006	$	[ **** ]
each year thereafter	$	[ **** ]

ARTICLE V
REPORTING

5.1                                 Six (6) months after signing this Agreement, LICENSEE shall provide to TJU a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use. Such plan includes projections of sales and proposed marketing efforts.

5.2                                 No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to TJU a detailed written annual Progress Report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Section 5.1, LICENSEE shall explain the reasons for the difference and propose a modified research and development plan for TJU’s review. LICENSEE shall also provide any reasonable additional data TJU reasonably requires to evaluate LICENSEE’s performance.

5.3                                 LICENSEE shall report to TJU the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

5.4                                 (a) LICENSEE shall submit to TJU within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

(i)                                     the number of LICENSED PRODUCTS sold by LICENSEE in each country; total billings and amounts actually received for such LICENSED PRODUCTS;

(ii)                                  total billings and amounts actually received for such LICENSED PRODUCTS;

(iii)                               an accounting for all LICENSED PROCESSES used or sold;

(iv)                              deductions applicable to determine the NET SALES thereof;

(v)                                 the amount of SUBLICENSE INCOME received by LICENSEE; and

(vi)                              the amount of royalty due thereon, or, if no royalties are due to TJU for any reporting period, the statement that no royalties are due.

Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties. .

(b)                                 LICENSEE shall pay to TJU with each such Royalty Report the amount of royalty due with respect to such half (1/2) year.

(c)                                  All payments due hereunder shall be deemed received when funds are credited to TN’s bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made in accordance with LICENSEE’s standard accounting practices relating to recognition of revenue from foreign sales. No transfer, exchange, collection or other charges shall be deducted from such payments.

(d)                                 Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, or $250, whichever is greater.

5.5                                 In the event of acquisition, merger, change of corporate name, or reorganization, LICENSEE shall notify TJU in writing within thirty (30) days of such event and provide TJU with reasonable assurance that such changes shall not effect payment to TJU or the commercialization of the LICENSED PRODUCT and or LICENSED PROCESS.

5.6                                 If LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a “small entity” as provided by the United States Patent and Trademark Office, LICENSEE must notify TX immediately.

ARTICLE VI
RECORD KEEPING

6.1                                 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to TJU hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant selected by TJU, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this Section, TJU’s accountant shall have access to all records which TJU reasonably believes to be relevant to the calculation of royalties under Article IV.

6.2                                 TJU’s accountant shall not disclose to TJU any information other than information relating to the accuracy of reports and payments made hereunder.

6.3                                 Such examination by TJU’s accountant shall be at TJU’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to TJU had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one-half percent (1.5%) per month.

ARTICLE VII
DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1                                 Upon execution of this Agreement, LICENSEE shall reimburse TJU for fifty percent (50%) of all reasonable expenses TJU has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS prior to the execution date of this Agreement. Eight (8) months after execution of this Agreement, LICENSEE shall reimbursed TJU for the remaining fifty percent (50%) of all reasonable expenses TJU has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS prior to the execution date of this Agreement. The entire amount of such expenses total $23,081.53 as of March 31, 2003, which amount shall be supported by copies of invoices received or generated by TJU.

After execution date of this agreement, LICENSEE shall reimburse TJU for all such future reasonable expenses upon receipt of invoices from TJU. Late payment (thirty (30) days from first invoice) of these invoices shall be subject to ‘interest charges of one and one-half percent (1.5%) per month.

7.2                                 TJU shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS. TJU will instruct counsel to directly notify TJU and LICENSEE and provide them copies of any official communications from the United States and foreign patent offices relating to said prosecution, and to provide LICENSEE and TJU with advance copies of all relevant communications to the various patent offices, so that LICENSEE, may be informed and apprised of the continuing prosecution of patent applications in PATENT RIGHTS. LICENSEE shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of patents and patent applications in PATENT RIGHTS. TJU will use reasonable efforts to incorporate LICENSEE’s reasonable suggestions regarding said prosecution. TJU shall use all reasonable efforts to amend any patent application to include claims reasonably requested by LICENSEE to protect LICENSED PRODUCTS.

7.3                                 TJU and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of TILT to execute such papers and instruments so as to enable TJU to apply for, to prosecute and to maintain patent applications and patents in TN’s name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. In particular, LICENSEE must immediately notify TJU if LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

7.4                                 LICENSEE may elect to surrender its PATENT RIGHTS in any country upon sixty (60) days written notice to TJU. Such notice shall not relieve LICENSEE from responsibility to reimburse TJU for patent-related expenses incurred prior to the expiration of the (60) day notice period (or such longer period specified in LICENSEE’s notice).

ARTICLE VIII
INFRINGEMENT

8.1                                 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. TJU agrees to notify LICENSEE promptly of each infringement of such patents of which TJU is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of TJU and to potential effects on the public interest in making its decision whether or not to prosecute.

8.2                                 (a) If LICENSEE elects to commence an action as described above, TJU shall, to the extent permitted by law, join as a party in that action and TJU shall cooperate fully with LICENSEE in connection with any such action.

(b)                                 LICENSEE shall reimburse TJU for any costs TJU incurs, including reasonable attorneys’ fees, as part of an action brought by LICENSEE.

8.3                                 If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to TJU with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE’s expenses and costs of such action, including reasonable attorneys’ fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to TJU with respect to the patents) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to TJU from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.4                                 No settlement, consent judgment or other voluntary final disposition of the suit that materially adversely affects TJU’s rights may be entered into without the prior written consent of TJU, which consent shall not be unreasonably withheld.

8.5                                 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and TJU for litigation costs not paid from royalties and then to reimburse TJU for royalties deducted by LICENSEE pursuant to Section 8.3.

Any additional recoveries shall shared by LICENSEE and TJU, 75% to LICENSEE and 25% to TJU.

8.6                                 If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, TJU may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with TJU in connection with any such action.

8.7                                 Without limiting the generality of Section 8.6, TJU may, at its election and by notice to LICENSEE, establish a time limit of ninety (90) days for LICENSEE to decide whether to prosecute any infringement of which TJU is or becomes aware. If, by the end of such ninety (90) day period, LICENSEE has not commenced such an action, TJU may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by TJU in good faith, LICENSEE shall pay over to TJU any payments (whether or not designated as “royalties”) made by the alleged infringer to LICENSEE under any existing or future sublicense authorizing LICENSED PRODUCTS, up to the amount of TJU’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.8                                 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, TJU may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with TJU in connection with any such action.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1                                 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application containing a VALID CLAM in PATENT RIGHTS has expired or been abandoned.

9.2                                 TJU may terminate this Agreement as follows:

(a)                                  If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 5.4(e)) within thirty (30) days after the date of notice in writing of such non-payment by TJU.

(b)                                 If LICENSEE defaults in its obligations under Sections 10.4 to procure and maintain insurance.

(c)                                  If, at any time after five years from the date of this Agreement, TJU determines that the Agreement should be terminated pursuant to Section 3.2(d).

(d)                                 If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, shall have been declared bankrupt by a court of competent jurisdiction, makes use of any law or regulation for relief from creditors, or reorganizes or restructures in order to avoid creditors. Such termination shall be effective immediately upon TJU giving written notice to LICENSEE.

(e)                                  If an examination by TJU’s accountant pursuant to Article VI shows an underreporting or underpayment by LICENSEE in excess of twenty percent (20%) for any twelve (12) month period and in excess of fifty thousand dollars ($50,000).

(f)                                    If LICENSEE is convicted of, or pleads no-lo-contendere to, a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

(g)                                 Except as provided in Subsections (a), (b), (c), (d), (e) and (f) above, if LICENSEE defaults in a material respect in the performance of any obligations under this Agreement and the de fault has not been remedied within sixty (60) days after the date of notice in writing of such default by TJU.

9.3                                 LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that such sublicenses shall survive the termination of this Agreement and that LICENSEE’s interest in such sublicenses shall be assigned to TJU upon termination of this Agreement; provided, however, that TJU shall not be subject to LICENSEE’s obligations to its sublicensees under such assigned sublicenses.

9.4                                 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to TJU. Upon termination, LICENSEE shall submit a final Royalty Report to TJU and any royalty payments and un-reimbursed patent expenses due to TJU shall become immediately payable. Upon termination by LICENSEE, all obligations and duties under this LICENSEE shall cease and terminate and LICENSEE agrees to execute all reasonable documentations requested evidencing such termination.

9.5                                 Sections 6.1, 6.2, 6.3, 8.5, 9.5, 10.2, 10.4, 10.5 and 10.8 of this Agreement shall survive termination.

ARTICLE X
GENERAL

10.1                           TJU does not warrant the validity of the PATENT RIGHTS licensed here under and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILLIATE, or sublicensee without infringing other patents.

10.2                           TJU EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILIT’ OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY TJU, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT

10.3                           SECTION LEFT BLANK

10.4                           (a) LICENSEE shall indemnify, defend and hold harmless TJU and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “INDEMNITEES”), from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

(b)                                 LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to TJU to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(c)                                  Beginning at the time any such product, process-or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as TJU shall reasonably require, naming the TJU as additional insureds. Such commercial general liability insurance shall provide:  (i) product liability coverage; and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to TJU. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this Agreement.

(d)                                 LICENSEE shall provide TJU with written evidence of such insurance upon request of TJU. LICENSEE shall provide TJU with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, TJU shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(e)                                  LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during:  (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee,

AFFILIATE or agent of LICENSEE; and (ii) a reasonable period after the period referred to in Subsection (e)(i) above which in no event shall be less than fifteen (15) years.

10.5                           LICENSEE shall not use TJU’s name or insignia, or any adaptation of them, or the name of any of TJU’s inventors in any advertising, promotional or sales literature without the prior written approval of TJU except in announcing to the public the existence of this agreement, consistent with LICENSEE’s legal responsibility as a public company.

10.6                           This License Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other which consent will not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, will be null and of no effect. Notwithstanding the foregoing, LICENSEE may assign this License Agreement to a purchaser, or successor in-interest or acquirer of substantially all of the LICENSEE’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time.

10.7                           The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

10.8                           LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will, be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold TJU harmless in the event of any legal action of any nature occasioned by such violation.

10.9                           LICENSEE agrees:  (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES; and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.10                     Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either: (i) delivered in person; (ii) mailed certified mail return receipt requested; or (iii) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

Spliceomix, Inc.

416 S. 10th St.

Philadelphia, PA  19107

Attention:  President

If to TJU:

University Office for Technology Transfer

Thomas Jefferson University

1020 Locust Street

Philadelphia, PA  19107

Attention:  Director, University Office of Technology Transfer

Fax:  (215) 923-5835

With copy to University Counsel at

University Counsel

1020 Walnut Street

Philadelphia, PA  19107

By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given five (5) days following the date postmarked on the envelope.

10.11                     Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.12                     In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such  :conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Philadelphia, Pennsylvania. The award through arbitration shall be final and binding. Either party- may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in. any action brought by a third party, to which the subject matter of this Agreement may be relevant. The prevailing party in any arbitration shall be afforded reasonable costs and attorney fees.

10.13                     This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Exclusive License Agreement to be executed by their duly authorized representatives.

Thomas Jefferson University	Spliceomix

/s/Jussi J. Saukkonen M.D.	/s/Anthony Giordano
Jussi J. Saukkonen M.D. Vice President for Science Policy, Technology Development, and International Affairs	Anthony Giordano Interim President

4/24/03
Date	Date

Appendix A

The following comprise PATENT RIGHTS:

Case number: WON_ALB.002

Title: “Reagents and Processes For Targeting Mutant Epidermal Growth Factors”

Inventor